Exhibit 10.2
MCAFEE, INC.
CHANGE OF CONTROL RETENTION PLAN
Introduction
     It is possible that the Company may from time to time receive acquisition proposals by other entities. The Compensation Committee of the board of directors of the Company (the “Committee”) recognizes that consideration of any such proposals can be a distraction to employees and can cause the employees to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the participants in the Plan (the “Participants”), notwithstanding the possibility, threat or occurrence of a “Change of Control” (as defined herein) of the Company.
     The Committee believes that it is in the best interests of the Company and its stockholders to provide each Participant with an incentive to continue his or her employment and to motivate the Participants to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     The Committee believes that it is imperative to provide the Participants with certain benefits upon the Participants’ termination of employment following a Change of Control. These benefits will provide the Participants with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility, threat or occurrence of a Change of Control.
SECTION 1.
ESTABLISHMENT OF PLAN
     A. Establishment of Plan. As of the Effective Date, the Company hereby establishes a Change of Control Retention plan to be known as the “Change of Control Retention Plan” (the “Plan”), as set forth in this document. The purposes of the Plan are as set forth in the Introduction.
     B. Contractual Right to Benefits. Subject to the terms of the Plan, the Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms thereof, enforceable by the Participant against the Company.
SECTION 2.
DEFINITIONS AND CONSTRUCTION
     A. Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.
          1. Base Salary means the rate of annual base salary paid to the Participant immediately prior to a Change of Control, provided that such amount shall in no event be less than the highest rate of annual base salary paid to the Participant during the one (1) year period immediately prior to the Change of Control.
          2. Target Bonus means the bonus amount (percentage multiplied by annual base salary or dollar figure) established for the Participant by the Committee or other party with the authority to establish such bonus amount.

          3. Cause means:
          (a) The Participant’s commission of an act of material fraud or dishonesty against the Company;
          (b) Any intentional refusal or willful failure to carry out the reasonable instructions of the Participant’s supervisor, the Chief Executive Officer or the Board of Directors;
          (c) The Participant’s conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude. Moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice, or ethics as to be shocking to the moral sense of the community;
          (d) The Participant’s gross misconduct in connection with the performance of his or her duties;
          (e) The Participant’s improper disclosure of confidential information or violation of material Company policy or the Company code of ethics;
          (f) The Participant’s breach of his or her fiduciary duty to the Company; or
          (g) The Participant’s failure to cooperate with the Company in any investigation or formal proceeding or the Participant being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in his or her role.
          4. Change of Control means the occurrence of any of the following, in one or a series of related transactions:
          (a) Change in ownership of the Company;
          (b) Change in effective control of the Company; or
          (c) Change in the ownership of a substantial portion of the Company’s assets (with an asset value change in ownership exceeding more than 50% of the total gross fair market value replacing the 40% default rule);
all as defined under Code Section 409A and the final Treasury Regulations thereunder.
          5. Change of Control Date means the date on which a Change of Control occurs.
          6. Change of Control Period means the eighteen (18) month period beginning on the Change of Control Date.
          7. Company means McAfee, Inc., any subsidiary corporations, any successor entities, and any parent or subsidiaries of such successor entities.
          8. Disability means:
          (a) the Participant has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Participant’s duties;

          (b) such total incapacity shall have continued for a period of six (6) consecutive months; and
          (c) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Participant’s life.
          9. Employee means an individual employed by the Company.
          10. Good Reason means any of the following that occurs without the Participant’s consent:
          (a) a material reduction of the Participant’s Base Salary below the amount set forth in his or her offer letter agreement or as increased during the course of his or her employment with the Company;
          (b) a material reduction in the Participant’s Target Bonus below the amount set forth in the offer letter agreement or as increased during the course of his or her employment with the Company;
          (c) a material reduction in the Participant’s duties, authority, reporting relationship or responsibilities, including:
               (i) the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of the Participant’s position occupied immediately preceding the Change of Control, including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with the Participant’s experience and the position occupied prior to the Change of Control; or
               (ii) a material diminution in the budget and number of subordinates over which the Participant retains authority;
except that, notwithstanding the foregoing, any change in duties, authority, or responsibilities that is solely attributable to the change in the Company’s status from that of an independent company to that of a subsidiary of the newly controlling entity shall not constitute a change in duties, authority, or responsibilities so long as the subsidiary structure is maintained in all material respects for at least eighteen (18) months after the change of control.
          (d) requiring the Participant to relocate to a location more than thirty-five (35) miles from his or her then current office location;
          (e) material violation of material term of any employment, severance, or change of control agreement between the Participant and the Company; or
          (f) failure by successor entity to assume agreement;
provided, however, that Good Reason shall not exist unless the Participant has provided the Company with written notice of the purported grounds for such Good Reason within ninety (90) days of its initial existence and such purported grounds, after good faith negotiations, are not cured within thirty (30) days of the Company’s receipt of such written notice.

          11. Potential Change of Control means the earliest to occur of
          (a) the execution of a definitive agreement or letter of intent, in which the consummation of the transactions described would result in a Change of Control;
          (b) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change of Control; or
          (c) the public announcement of a tender offer for the Company’s voting stock, the completion of which would result in a Change of Control;
     provided, that no such event shall be a “Potential Change of Control” unless
          (d) in the case of any agreement or letter of intent described in clause (a), the transaction described therein is subsequently consummated by the Company and the other party or parties to such agreement or letter of intent and thereupon constitutes a “Change of Control”;
          (e) in the case of any Board-approved transaction described in clause (b), the transaction so approved is subsequently consummated and thereupon constitutes a “Change of Control”; or
          (f) in the case of any tender offer described in clause (c), such tender offer is subsequently completed and such completion thereupon constitutes a “Change of Control”.
          12. Potential Change of Control Date means the date on which a Potential Change of Control occurs.
          13. Participant means an individual classified by the Committee as either a Tier 2B or Tier 3 Participant.
          14. Participation Agreement means an agreement in the form attached hereto as Exhibit A.
          15. Plan means this McAfee, Inc. Change of Control Retention Plan.
          16. Release means a standard release of claims with the Company in substantially the Form attached hereto as Exhibit B.
          17. Tier 2B Participant means a Participant designated as such in a Participation Agreement.
          18. Tier 3 Participant means a Participant designated as such in a Participation Agreement.
SECTION 3.
ELIGIBILITY
     Subject to the terms of the Plan, the benefits provided by the Plan shall be available to certain key employees of the Company as approved by the Committee, until the Plan terminates in accordance with the provisions of Section 9. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee, unless such Participant is entitled to benefits hereunder at such time.
SECTION 4.
SEVERANCE BENEFITS
     A. In addition to the benefits described below, the Participant will be entitled to receive payment for:
          1. Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date, less applicable federal and state withholding.
          2. Expense Reimbursement. Within thirty (30) days of submission of proper expense reports by the Participant, the Company shall reimburse the Participant for all expenses incurred by the Participant, consistent with past practices, in connection with the business of the Company prior to the Participant’s termination of employment.
          3. Employee Benefits. Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which the Participant may be entitled to benefits, payable pursuant to the terms of such plans.
     B. Severance Retention Benefits. If within the Change of Control Period, (i) a Participant resigns his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for other than “Cause” (as defined herein), the Participant’s death or the Participant’s Disability (as defined herein), and, the Participant (X) complies with the Company’s sub-certification requirements that have been implemented to ensure compliance with the Sarbanes Oxley Act 2002 in form and substance determined by the Company in its complete discretion, and (Y) signs and does not revoke a Release, then the Participant shall receive the following severance benefits from the Company:
          1. Severance Payment. The Participant shall receive a lump-sum severance payment (less applicable tax withholding) equal to a number of months set forth on Exhibit A of the Participant’s Base Salary plus an amount equal to a percentage of the Participant’s Target Bonus (as set forth on Exhibit A) for the fiscal year in which the Change of Control or the Participant’s termination occurs, whichever is greater.
          2. Equity Awards. All of the Participant’s then-outstanding equity awards covering shares of the Company’s common stock (“Equity Awards”) shall vest a percentage set forth on Exhibit A as of the date of termination.
          3. Additional Severance Payment. If the Participant is covered by the Company health care plan, the Participant shall receive a cash payment equal to a number of months set forth on Exhibit A multiplied by the cost of a single month of COBRA coverage at the rates in effect on the date of termination. If such coverage included the Participant’s dependents immediately prior to the Participant’s termination of employment with the Company, such payment shall also include the cost of COBRA coverage for the Participant’s dependents.
     C. Treatment of Performance-Based Equity. Upon the occurrence of a Change of Control, all of the Participant’s outstanding Equity Awards scheduled to vest based on performance shall convert to be awards with time-based vesting. As of the date of the Change of Control, the awards will be vested as to the extent that they would have been vested if they had been granted originally with a four year time-based vesting schedule with annual vesting. The vesting of such Equity Awards will continue after the Change of

Control, assuming continuous service, based upon the same time-based vesting schedule. To the extent that such Equity Awards are not fully vested at the 18-month anniversary of the Change of Control, on such 18-month anniversary they will be 100% vested. The acceleration provisions of Section 4.B will govern any terminations of employment prior to the 18-month anniversary of the Change of Control.
     D. Other Terminations By Company.
          1. If a Participant’s employment with the Company terminates (i) voluntarily by the Participant other than for Good Reason or Disability, (ii) for Cause by the Company, or (iii) pursuant to the Participant’s death or Disability, then the Participant shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
          2. In the event that a Participant’s employment otherwise is terminated by the Company for any reason, either prior to the occurrence of a Change of Control or after the 18-month period following a Change of Control, then the Participant shall be entitled to receive severance benefits only as may then be established under the Company’s existing severance and benefit plans and policies at the time of such termination.
     E. Special Termination. If a Participant’s employment is terminated by the Company without Cause prior to the Change of Control Date but on or after a Potential Change of Control Date, then the Company will provide to the Participant the payments and benefits as provided in Section 4.B.; provided, however, that if the Company reasonably demonstrates that the Participant’s termination of employment (X) was not at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, and (Y) would have occurred absent the Change of Control, then Section 4.F. shall apply. Solely for purposes of determining the timing of payments and the provision of benefits under the circumstances described in this Section 4.G., the Participant’s date of termination shall be deemed to be the Change of Control Date.
     F. Timing of Severance Payments. Other than with respect to the payments made under Section 4.A., the severance payments to which the Participant is entitled will be subject to the Participant signing and not revoking the Release and provided that such Release is effective within sixty (60) days following the termination of employment. Such payments will be made to the Participant in cash and in full, not later than seven (7) calendar days after the effective date of any Release. In the event the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Participant’s termination occurs, any severance that would be considered Deferred Compensation Separation Benefits (as defined in Section 5) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by the payment schedule applicable to each payment or benefit, or Section 5.
     G. Exclusive Remedy. In the event of a termination of the Participant’s employment, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Participant or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under the Plan. The Participant shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 4.
     H. Severance Payment Offset. The amount of any cash severance otherwise payable hereunder shall be offset by any severance payment required by law or contractual cash severance payments paid to a Participant. This offset shall only apply specifically to cash severance pay, and shall not apply to other amounts due upon termination of employment, such as accrued paid time off or expense reimbursements.

SECTION 5.
SECTION 409A
     A. Code Section 409A.
          1. Notwithstanding anything to the contrary in the Plan, if the Participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of the Participant’s termination of employment (other than due to death) or resignation, then the severance payable to the Participant, if any, pursuant to the Plan, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following the Participant’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Participant’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Participant dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
          2. Any amount paid under the Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (1) above.
          3. Any amount paid under the Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (1) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
          4. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Participant agree to work together in good faith to consider amendments to the Plan and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Participant under Section 409A.
SECTION 6.
GOLDEN PARACHUTE EXCISE TAX AND
NON-DEDUCTIBILITY LIMITATIONS
     Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in the Plan or otherwise payable to the Participant (X) constitute “parachute payments” within the meaning of Code Section 280G, and (Y) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either:
          1. delivered in full, or
          2. delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, the determination of the Participant’s excise tax liability and the amount required to be paid under this Section 6 shall be made in writing by a nationally-recognized independent accounting firm selected by the Company (the “Accountants”). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (1) reduction of cash payments; (2) reduction of acceleration of vesting of equity awards; and (3) reduction of other benefits paid to the Participant. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Participant’s equity awards.
SECTION 7.
EMPLOYMENT STATUS; WITHHOLDING
     A. The Company and the Participant acknowledge that the Participant’s employment is and shall continue to be at-will, as defined under applicable law, except as otherwise may be provided specifically under the terms of any written formal employment agreement or offer letter between the Company and the Participant (an “Employment Agreement”). If the Participant’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by the Plan, or as may otherwise be available in accordance with the Company’s established employee plans other than any Employment Agreement. To the extent the Participant has entered into an employment agreement or other written employment related document with the Company, its applicability will not be changed by the Plan, except with respect to any provisions that provide for payments or other benefits upon termination of employment.
     B. Taxation of Plan Payments. All amounts paid pursuant to the Plan shall be subject to regular payroll and withholding taxes.
SECTION 8.
SUCCESSORS TO COMPANY AND PARTICIPANTS
     A. The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), shall assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8 or which becomes bound by the terms of the Plan by operation of law.
     B. The Participant’s Successors. The terms of the Plan and all rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 9.
DURATION, AMENDMENT AND TERMINATION
     A. Term of Plan. The term of the Plan shall commence on the Effective Date and continue through February 15, 2010. If a Potential Change in Control Date has occurred prior to the expiration of the Plan, the Plan shall remain in effect until the earliest of:
          1. eighteen (18) months after the Change of Control Date, if a Change of Control has been completed, and automatically terminate following the 18-month anniversary of the Change of Control Date, so long as all payments due under Section 4 of the Plan have been made; or
          2. twelve (12) months after the Potential Change of Control Date if no Change of Control has been completed; provided, however, that in the event of a protracted regulatory clearance process with respect to a Potential Change of Control, such term shall be extended so long as the Company is pursuing the Potential Change of Control in good faith.
     B. Amendment or Termination. Except with respect to amendments that are not adverse to Participants, the Plan is not subject to any amendment, change, substitution, deletion, revocation or termination in any respect whatsoever prior to the Plan’s expiration.
SECTION 10.
NOTICE AND ADMINISTRATION
     A. General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by registered mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Participant, at his or her last known residential address, and (ii) if to the Company, at the address of its principal corporate offices (attention: General Counsel), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
     B. Notice of Termination. Any termination by the Company for Cause or resignation by the Participant voluntarily or for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10 of the Plan. Such notice shall indicate the specific termination provision in the Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

     C. Administration
          1. The Company shall have discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility and the amount and manner of any payment of benefits hereunder.
          2. A Participant who disagrees with his or her benefits under this Plan may file a written appeal with the Company’s designated representative. Any claim relating to this Plan shall be subject to this appeal process. If a Participant or his or her representative (the “Claimant”) submits a written claim for a benefit under the Plan and the claim is denied in whole or in part, the Company shall provide the Claimant with a written or electronic notification that complies with Department of Labor Regulation Section 2520.104b-1(c)(1). The denial notice will include:
          (a) specific reason(s) for the denial;
          (b) reference to the specific Plan provision(s) on which the denial is based;
          (c) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why the material or information is necessary; and
          (d) an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review (as set forth in Section 12.4 below).
          3. The denial notice shall be furnished to the Claimant no later than ninety (90)-days after receipt of the claim by the Company, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, then notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90)-days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
          4. Claim Review Procedure. The Claimant may request review of the denial at any time within sixty (60) days following the date the Claimant received notice of the denial of his or her claim. The Company shall afford the Claimant a full and fair review of the decision denying the claim and, if so requested, shall:
          (a) provide the Claimant with the opportunity to submit written comments, documents, records and other information relating to the claim for benefits;
          (b) provide that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information (other than documents, records and other information that is legally-privileged) relevant to the Claimant’s claim for benefits; and
          (c) provide for a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          5. Review Rights. If the claim is subsequently also denied by the Company, in whole or in part, then the Claimant shall be furnished with a denial notice that shall contain the following:

          (a) specific reason(s) for the denial;
          (b) reference to the specific Plan provision(s) on which the denial is based; and
          (c) an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.
          6. The decision on review shall be issued within sixty (60) days following receipt of the request for review. The period for decision may, however, be extended up to one hundred twenty (120) days after such receipt if the Company determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the Claimant prior to the expiration of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
     D. If the appeal of a Participant is denied, such Participant shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled pursuant to Section 11.M.
     E. ERISA REQUIRED INFORMATION
          1. The Plan sponsor and administrator is:
McAfee, Inc.
3965 Freedom Circle
Santa Clara, CA 95054
(408) 988-3832
          2. Designated agent for service of process:
General Counsel
McAfee, Inc.
3965 Freedom Circle
Santa Clara, CA 95054
(408) 988-3832
          3. Plan records are kept on a fiscal year basis. The Plan shall be funded from the Employer’s general assets only.
SECTION 11.
MISCELLANEOUS PROVISIONS
     A. Confidentiality. The Participant shall retain in confidence under the conditions of the Company’s confidentiality agreement with the Participant any proprietary or other confidential information known to the Participant concerning the Company and its business so long as such information is not publicly disclosed and disclosure is not required by an order of any governmental body or court. If required, the Participant shall return to the Company any memoranda, documents or other materials proprietary to the Company. The Participant shall be specifically required to continue to comply with the terms of any Participant Inventions and Proprietary Rights Assignment Agreement including its provisions regarding the use of the Company’s trade secrets and/or confidential information to directly or indirectly request, induce or attempt to influence any past, current or future customer of the Company, or any current or future supplier of goods or services to the Company, to avoid, curtail or cancel any business it transacts with the Company and such agreement is hereby incorporated by reference.
     B. Non-Solicitation. While employed by the Company and for a period of two (2) years following the termination of such employment after a Change of Control, the Participant shall not directly or indirectly request, induce or attempt to influence any current or future employee of, or independent contractor or consultant to, the Company to terminate his or her employment with or services to the Company.
     C. Remedy. The Participant acknowledges that a breach of any of the covenants contained in Section 11.A. and 11.B. may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of the Plan shall cease and the Company may be entitled to obtain a restraining order and/or an injunction restraining the Participant from engaging in activities prohibited by Section 11.A. and 11.B.or such other relief as may be required to specifically enforce any of the covenants in Section 11.A. and 11.B. This Section 11.C. shall survive any termination of this Plan.
     D. Conflict in Benefits; Nonduplication of Benefits.
          1. No Limitation of Regular Benefit Plans. Except as provided in Section 11.D.2. below, the Plan is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.
          2. Nonduplication of Benefits. The Participant may not accumulate cash severance payments, and/or equity vesting under both the Plan and another plan or policy of the Company. If the Participant has any other binding written agreement with the Company which provides that upon a termination of employment or change of control the Participant shall receive termination or change of control benefits, then the Participant’s execution of the Plan is a complete and unconditional waiver of such rights to such benefits. If the Participant is entitled to any payments or benefits by operation of a statute or government regulations, any severance payable pursuant to the Plan will be reduced by such payments or benefits.
     E. No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment contemplated by the Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.
     F. Waiver. No provision of the Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Participant and by an authorized officer of the Company (other than the Participant). No waiver by either party of any breach of, or of compliance with, any condition or provision of the Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     G. No Assignment of Benefits. The rights of any person to payments or benefits under the Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.
     H. Assignment by Company. The Company may assign its rights under the Plan to an affiliate, and an affiliate may assign its rights under the Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term ACompany@ when used in the Plan means the corporation that actually employs the Participant.
     I. Headings. All captions and section headings used in the Plan are for convenient reference only and do not form a part of the Plan.
     J. Entire Agreement. The Plan constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and shall specifically supersede any severance payment provisions of any Offer Letter entered into between the Participant and Company, and the Plan with respect to the subject matter hereof.
     K. No Oral Modification. The Plan may only be amended in writing signed by the Participant and the CEO of the Company or his or her designee.
     L. Choice of Law. The validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with the Plan. Any provision in the Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     M. Arbitration. After exhaustion of the Plan’s claims procedures, any dispute, controversy or claim between the parties arising out of or relating to the Plan (whether based in contract or tort, in law or equity), or any breach or asserted breach thereof, shall be determined and settled exclusively by arbitration in San Jose, California, in accordance with the rules for dispute resolution of JAMS. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding this Section 11.M., the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or provisional relief as may be necessary, without breach of the Plan and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the Superior Court of California in and for the County of Santa Clara as the sole and exclusive venue for the purpose of enforcing the Plan. This Section 11.M. shall survive any termination of the Plan.
     N. Severability. The invalidity or unenforceability of any provision or provisions of the Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
     O. Withholding. All payments made pursuant to the Plan will be subject to withholding of applicable income and employment taxes.
     P. Counterparts. The Plan may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

EXHIBIT A
MCAFEE, INC.
CHANGE OF CONTROL RETENTION PLAN
PARTICIPATION AGREEMENT
     This Participation Agreement (“Agreement”) is made and entered into by and between [INSERT NAME] (“Participant”) on the one hand, and McAfee, Inc. (the “Company”) on the other, and is effective as of December 8, 2008 (the “Effective Date”).
RECITALS
     The Company adopted a Change of Control Retention Plan (the “Plan”) to assure that the Company will have the continued dedication and objectivity of the participants in the Plan (the “Participants”), notwithstanding the possibility, threat or occurrence of a “Change of Control.”
     The Company has designated Participant as eligible for protection under the Plan and this Agreement.
     Unless otherwise defined herein, the terms defined in the Plan, which is hereby incorporated by reference, shall have the same defined meanings in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
Participation.
Participant has been designated as a Participant in the Plan, a copy of which is attached hereto. Participant’s participation in the Plan is contingent upon Participant agreeing to the terms of this Agreement and the Plan. Participant’s months of service and benefits will be [                    ]. Participant’s Target Bonus and acceleration percentage will be [                    ].
The terms and conditions of Participant’s participation in the Plan are as set forth in the Plan.
Other Provisions.
Participant agrees that the Plan constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and shall specifically supersede any severance payment provisions of any offer letter entered into between the Participant and Company, and the Plan.
Participant specifically agrees that the covenants of Section 11 will apply to him.
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

McAFEE, INC.		[PARTICIPANT NAME]

By:		Signature:	[PARTICIPANT SIGNATURE]

	Title:		Date:

Date:

A-2

EXHIBIT B
McAFEE, INC.
RELEASE OF CLAIMS
     This Release of Claims (“Agreement”) is made by and between McAfee, Inc. (the “Company”), and                                          (“Employee”).
     WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Change of Control Retention Plan Participant Agreement by and between Company and Employee (the “Change of Control Agreement”);
     NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
     1. Termination. Employee’s employment from the Company terminated on                          .
     2. Confidential Information. Employee shall retain in confidence under the conditions of the Company’s confidentiality agreement with Employee any proprietary or other confidential information known to Employee concerning the Company and its business so long as such information is not publicly disclosed and disclosure is not required by an order of any governmental body or court. If required, Employee shall return to the Company any memoranda, documents or other materials proprietary to the Company. Employee shall be specifically required to continue to comply with the terms of any Employee Inventions and Proprietary Rights Assignment Agreement and such agreement is hereby incorporated by reference.
     3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.
     4. Release of Claims. Except as set forth in the last paragraph of this Section 4, Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of him- or herself, and Employee’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
          (a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          (b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
          (e) any and all claims for violation of the federal, or any state, constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
          (g) any and all claims for attorneys’ fees and costs.
     Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Change of Control and Severance Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
     5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.
     6. Civil Code Section 1542. Employee represents that Employee is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN

HIS OR HER FAVOR AT THE TIME OF EXECUTING THE
RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE
MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH
THE DEBTOR.
          Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any statute or common law principles of similar effect.
     7. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.
     9. No Cooperation. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
     10. No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made, or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.
     11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
     12. Authority. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.
     13. No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
     14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
     15. Entire Agreement. This Agreement, along with the Change of Control Agreement, the Employee Inventions and Proprietary Rights Assignment Agreement, and Employee’s written Equity Award agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

     16. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the CEO of the Company.
     17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California and its enforceability shall be subject to Section 9(k) of the Change of Control Agreement.
     18. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.
     19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) They have read this Agreement;
          (b) They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) They understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) They are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

McAFEE, INC.

Dated: , 20__	By:	TO BE EXECUTED ONLY UPON TERMINATION OF EMPLOYMENT

, an individual

Dated: , 20__		TO BE EXECUTED ONLY UPON TERMINATION OF EMPLOYMENT

B-5